Exhibit 99.1
Mr. John V. Giovenco Interim Chief Executive Officer 3800 Howard Hughes Parkway Las Vegas, NV 89169 Dear Mr. Giovenco: On January 22, 2009, I inquired of Pinnacle as to its plans to improve the President Casino. Thereafter, we exchanged correspondence, invited your representatives in for a closed meeting and held an extensive open hearing. The President’s overall performance and future plans were the main topics covered in our communications and the central issues addressed at both hearings. Repeatedly, the Commission has relayed its concerns on this matter and has requested Pinnacle submit plans to address the President’s inadequate declining performance. This past year the Commission ruled out the possibility of moving or replacing the President with another boat. During that time, Pinnacle has continued to operate the President at an unacceptable level through a deliberate minimization of offerings with a resulting decline in performance. The company’s stated policy of trying to “just sustain the losses for as long as we have to” despite the loss of revenue to the State, is contrary to the expectations of the Commission and the people of our State. It has become abundantly clear Pinnacle Intends to hold on to the President’s license as long as possible With no intention of improving its operations. Pinnacle now brings forth a last minute venture to replace the President’s hull. Thus, with regard to this latest proposal, we can only conclude that this is another ploy aimed at retaining the President’s license while its operations continue In decline. Pinnacle’s actions and words, with regard to the future of the President Casino, are indicative of a policy that is unacceptable to the Commission because they are not in the best interests of the State. Consequently, at the Missouri Gaming Commission meeting on January 27, 2010, staff will recommend the President’s license be revoked and the casino discontinue its operations as of July 1, 2010. This will give you approximately five months during which time you will be opening River City and a new revenue stream. Further, it will allow you time to close out the President’s operations.

Mr. John V. Giovenco January 20, 2010 Page 2 As stated on prior occasions, Pinnacle Entertainment is a good corporate citizen and we look forward to a continued good working relationship. We are, however, no longer able to allow the licensure of an obsolete and underachieving gaming facility in the Stale of Missouri. cc: Jack Godfrey Jerry Riffel Todd George Chris Strobbe Commissioners